EXECUTIVE EMPLOYMENT AGREEMENT

FIRST CHESTER COUNTY CORPORATION

THE FIRST NATIONAL BANK OF CHESTER COUNTY

and

JOHN A. FEATHERMAN, III

Page

1.	Employment	.........................................................................................	2

2.	Term	.........................................................................................	2

3.	Compensation	.........................................................................................	2

4.	Position and Responsibilities	.........................................................................................	3

5.	Termination	.........................................................................................	4

6.	Indemnification	.........................................................................................	9

7.	Expenses and Automobile	.........................................................................................	9

8.	Restrictive Covenant	.........................................................................................	9

9.	Binding Effect	.........................................................................................	11

10.	Notice	.........................................................................................	11

11.	Waiver of Breach	.........................................................................................	11

12.	Vested Benefits	.........................................................................................	12

13.	Savings Clause	.........................................................................................	12

14.	Governing Law	.........................................................................................	12

15.	Entire Agreement; Modification	.........................................................................................	12

EXHIBIT “A”	14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made this 27th day of June, 2008, by, between and among FIRST CHESTER COUNTY CORPORATION, a Pennsylvania business corporation, and THE FIRST NATIONAL BANK OF CHESTER COUNTY, a wholly-owned subsidiary of First Chester County Corporation and a national banking association with its principal offices located at 9 North High Street, West Chester, Pennsylvania (hereinafter individually referred to as “Corporation” and “Bank” respectively, and collectively referred to as “FNB”) and JOHN A. FEATHERMAN, III of West Chester, Pennsylvania (hereinafter referred to as “Featherman”).

RECITALS

Featherman is presently the Chairman of the Board of Directors and Chief Executive Officer of the Corporation and the Bank.

Featherman’s leadership skills and services have constituted a major factor in the successful growth and development of FNB.

FNB recognizes that Featherman’s contributions have been substantial and meritorious and, as such, Featherman has demonstrated unique qualifications to act in an executive capacity for FNB.

FNB desires to continue to employ and retain the experience and financial ability and services of Featherman as Chairman of the Board of Directors and Chief Executive Officer from the effective date hereof and to prevent any other business in competition with FNB from securing the benefit of his services, background and expertise in the banking business.

The terms, conditions and undertakings of this Agreement were submitted to and duly approved and authorized by the Boards of Directors of both the Corporation and the Bank at separate meetings.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated by reference, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Employment

FNB hereby employs Featherman as Chairman of the Board and Chief Executive Officer of the Corporation and of the Bank, and Featherman hereby accepts such employment, under and subject to the terms and conditions set forth herein.

2.	Term

Subject to the provisions for termination of this Agreement provided herein, the term of this Agreement shall be for a period commencing January 1, 2008, and terminating December 31, 2010 (the “Term”). Thereafter, Featherman’s employment may be renewed for additional one year periods, with approval of the Boards of Directors of the Corporation and the Bank.

3.	Compensation

During the Term, FNB shall pay Featherman a salary (the “Compensation”) and provide Featherman with life, health and disability insurance coverage, retirement (qualified and nonqualified) benefits, vacations, bonuses, and other benefits (the “Benefits”), the amounts and nature of which shall be fixed by the Boards of Directors of the Corporation and the Bank from time to time and set forth on the attached Exhibit “A”; provided, however, that in no event shall Featherman’s Compensation be less than one hundred percent (100%) of the Compensation set forth on Exhibit “A” and in no event shall Featherman’s Benefits be less than or materially different from the Benefits he is to receive as of the date of this Agreement, except in the case of a reduction in Benefits that covers a broad category of employees including Featherman.

4.	Position and Responsibilities

(a)        Position and Duties. Featherman shall be employed as the Chairman of the Board of Directors and Chief Executive Officer of the Corporation and of the Bank and, except as set forth in this Agreement, shall continue to serve as the Chairman of the Board of Directors and Chief Executive Officer of the Corporation and of the Bank throughout the entire Term. In no event shall Featherman be employed by the Corporation or the Bank during any calendar year subsequent to 2007 at a lower position or rank or with substantially diminished authority or responsibilities, and any such diminution in position or authority shall be considered a breach of this Agreement. Featherman shall diligently, efficiently and effectively perform such duties as shall be reasonably assigned to him, which shall consist of the general and active management of the business of FNB and such other duties of supervision and management as are generally vested in the office of Chief Executive Officer of a corporation or as are described in job descriptions reasonably established by the Board of Directors of the Corporation or the Bank for such offices. During the Term, Featherman shall devote substantially all of his time, attention, knowledge and skills to the business and interests of FNB. The foregoing sentence shall not be construed to prevent Featherman from making investments or participating in other non-competing businesses, enterprises or charitable or educational organizations, provided that he does not become engaged in any such activity to an extent which materially interferes with his ability to discharge his duties and responsibilities to FNB. Featherman shall at all times during the Term refrain from doing any act, disclosing any information or making any statements to any person other than officers of FNB which may result in the disclosure of confidential information or adversely affect the good reputation of FNB in the community or which might adversely affect the professional or business relationship between FNB and any business, depositor, borrower or any other person with whom FNB is doing business or is contemplating doing business.

(b)        Office and Support. FNB shall provide Featherman with an office, secretarial assistance and such other facilities and support services as shall be suitable to Featherman’s position and responsibilities as set forth above and as may be necessary to enable Featherman to perform such duties effectively and efficiently.

(b)        Location of Office. In connection with Featherman’s employment by the Corporation and the Bank, Featherman shall maintain his office at the principal executive offices of FNB located at 9 North High Street, West Chester, Pennsylvania, or at such other FNB office as the Board of Directors of the Corporation or the Bank may select within the immediate vicinity of West Chester, Pennsylvania.

5.	Termination

(a)        Death. If Featherman dies during his employment hereunder, his Compensation and Benefits hereunder shall terminate, and his bonus (if any) shall be prorated as of the last day of the third month after the month in which he dies.

(b)        Disability. If Featherman shall become disabled (as determined by FNB’s insurance carrier or a physician of its choice) during the Term, then from and after the date upon which it is determined that Featherman became disabled and until such time as Featherman returns to the full time employment at FNB, he shall not receive his Compensation and Benefits, but shall only be entitled to receive disability benefits as are provided under the disability insurance or salary continuation policy covering Featherman which is maintained in force by FNB at the time such disability occurs. FNB shall maintain a disability insurance policy or a salary continuation policy covering Featherman during the entire Term, and FNB shall not cause or suffer any termination, lapse, suspension or modification of any of such policies or any reductions in the amounts of coverage provided thereunder without first giving Featherman at least thirty (30) days prior written notice thereof.

(c)        For Cause. The Board of Directors of the Corporation or the Bank may terminate this Agreement at any time, if Featherman is convicted of a crime which is a felony or misdemeanor and that involves fraud, dishonesty or moral turpitude,or if he breaches any material provision of this Agreement or substantially fails to provide the services which are required of him under the terms of this Agreement. However, prior to terminating this Agreement by reason of Featherman’s failure to provide services hereunder or his breach of any provision of this Agreement, the Board of Directors of the Corporation or the Bank shall first give Featherman written notice specifically identifying the manner in which Featherman has breached the terms of this Agreement and the approximate date or dates on which such violations have occurred. Featherman shall have thirty (30) days from his receipt of such notice within which to cure or correct the effects of such breach and to report in writing to the Boards of Directors of the Corporation and the Bank all steps which he has taken to cure such breach. If Featherman shall not have corrected or cured such breach or diligently taken all steps which are necessary to do so within the said thirty (30) day period, the Board of Directors of the Corporation or the Bank may terminate this Agreement immediately, upon giving Featherman written notice of such termination on or after the 31st day following the date on which notice of the breach was delivered to Featherman. If the breach asserted by the Board of Directors of the Corporation or the Bank is, because of its nature, incapable of being corrected or cured, then such breach shall not be cause for termination of this Agreement unless such breach shall be deemed to have caused FNB significant and irreparable harm in the opinion of a majority of all of the members of the Board of Directors of the Corporation or the Bank. Any such decision rendered by the Board of Directors of the Corporation or the Bank which reasonably determines that such breach has caused significant or irreparable harm to FNB shall be final, binding and conclusive for purposes of this Agreement and shall not be subject to challenge by Featherman. If such breach is not deemed to have caused FNB significant and irreparable harm, then this Agreement may not be terminated by reason thereof, but any future breach of a similar nature shall be cause for immediate termination by the Board of Directors of the Corporation or the Bank upon giving Featherman written notice thereof. If this Agreement is terminated by FNB for cause pursuant to this paragraph (c), then FNB shall be under no obligation to provide Compensation or Benefits to Featherman following the effective date of such termination, except for such Compensation and Benefits which have accrued and which have not been paid or provided as of the effective date of such termination.

(d)        Removal Without Cause. The Corporation or the Bank shall have the right at any time, upon written notice to Featherman, to terminate, without cause, the employment of Featherman hereunder. If such termination by the Corporation or the Bank is not by reason of death, disability or For Cause pursuant to this Section 5, FNB shall be obligated to continue to pay the Compensation and provide the Benefits to Featherman for twenty-four months, at the rates, times and intervals at which such Compensation and Benefits are being paid or provided as of the date on which FNB terminates the employment of Featherman.

                                                (e)         Breach by FNB. If FNB breaches any provision of this Agreement (specifically including, but not limited to, substantial diminution in the position and authority of

Featherman as set forth in Section 4 hereof), Featherman shall have the right to leave the employment of FNB. Thereafter, he shall be under no obligation to perform his duties hereunder and shall have no further liability or obligations under any provision of this Agreement. In such event, however, FNB shall be obligated to continue to pay the

Compensation and provide the Benefits to Featherman for twenty-four months, at the rates, times and intervals at which such Compensation and Benefits are being paid and provided on the date on which FNB commits a breach of this Agreement.

(f)         By Featherman. Featherman may terminate this Agreement at anytime during the Term for any reason, by giving the Boards of Directors of the Corporation and the Bank ninety (90) days prior written notice of the date of such proposed termination. If Featherman terminates this Agreement pursuant to this paragraph (f), FNB shall be under no obligation to pay any Compensation or provide any Benefits to Featherman following the effective date of such termination, except that FNB shall remain liable to pay the Compensation and Benefits which have accrued but which remain unpaid or unfurnished as of the effective date of such termination.

(g)        At End of Term. If FNB terminates Featherman’s employment hereunder as of the end of the Term or any extension thereof, FNB shall be obligated, as severance payments, to continue to pay the Compensation and provide the Benefits to Featherman for a period of twenty-four months after such termination at the rates, times and intervals at which such Compensation and Benefits are being paid or provided as of the date on which FNB terminates the employment of Featherman. If Featherman’s employment by FNB continues after the end of the Term or any extension thereof, no severance payments will be provided to him.

(h)        Termination After a Change in the Ownership or Effective Control. If Featherman’s employment is terminated (i) by the Corporation or the Bank and such termination is not by reason of death, disability or For Cause as set forth in this Section 5, (ii) or by Featherman pursuant to Section 5(f) of this Agreement, and such termination is within two years after a “Change in the Ownership or Effective Control”, then the Corporation and the Bank shall be obligated, jointly and severally, to continue to provide Featherman with the Compensation and Benefits provided for herein for three (3) yearsafter such termination (in lieu of other continuation payments provided in this Agreement). Such Compensation and Benefits shall be paid and provided at the rate, times and intervals at which such compensation and benefits were paid or provided on the date of such termination of Featherman’s employment. A Change in the Ownership or Effective Control of the Corporation or the Bank occurs under the terms of Treasury Regulations, Section 1.409A-3(i)(5), as in effect from time to time.

(i)         Limitation on Payments. If there is a determination, either made or confirmed by FNB’s outside legal counsel, that any payment to Featherman pursuant to this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax imposed by federal, state or local law, Featherman shall receive a payment such that, after payment of all taxes on such amount, leaves a balance sufficient to pay the excise or similar tax.

(j)         Compliance with Section 409A. Payments made pursuant to this Agreement that are subject to the provisions of Section 409A of the Code may be made only in compliance with that Section. Featherman agrees to any changes in the timing of distributions or other provisions that are necessary to assure compliance with Section 409A.

6.	Indemnification

FNB agrees to indemnify Featherman to the maximum extent permitted under applicable law for any liability incurred by Featherman in his capacity as an officer or director of FNB. Such right or rights of indemnification which Featherman shall have as set forth herein or in the By-laws of the Corporation or the Bank as of the date Featherman’s employment hereunder is terminated shall survive such termination. FNB shall obtain directors’ and officers’ liability insurance with coverage relating to all acts and omissions alleged to have occurred during the Term of this Agreement.

7.	Expenses and Automobile

Featherman is authorized to incur reasonable expenses for promoting the business of FNB, including expenses for travel, entertainment and similar items on behalf of FNB business. FNB shall reimburse Featherman for all such expenses upon the presentation by Featherman, from time to time, of an itemized account of such expenditures. In addition, FNB shall provide Featherman with an automobile for his use during the Term of this Agreement.

8.	Restrictive Covenant

(a)        During the Term of this Agreement and for a period of one (1) year thereafter, Featherman shall not, directly or indirectly, be employed by or enter into a consulting arrangement with or otherwise agree to perform personal services for any other bank or financial institution doing business in Chester County, Pennsylvania; directly or indirectly employ or seek to employ any person employed at that time by FNB, or otherwise encourage or entice any such person to leave such employment, or solicit any customers or vendors of FNB on behalf of or for the benefit of any such bank or financial institution; provided, however, that if Featherman terminates this Agreement by reason of a breach of this Agreement by FNB or if Featherman’s employment is terminated due to a change in ownership or effective control, this restrictive covenant shall be null and void and Featherman shall be entitled to be employed by any bank or financial institution doing business in Chester County, Pennsylvania or in any other location.

(b)        Featherman covenants and agrees that at no time during the Term of this Agreement, nor at any time following any termination of employment will Featherman communicate, furnish, divulge or disclose in any manner to any person or entity any Confidential Information (as defined in paragraph 8(c)) without the prior express written consent of FNB. After a termination of employment, Featherman shall not, without the prior written consent of FNB, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than FNB and its designees.

(c)        For purposes of this Section, “Confidential Information” shall mean financial information about FNB, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets and such other competitively-sensitive information to which Featherman has access as a result of his positions with FNB, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Featherman, (ii) as a result of disclosure by Featherman during the term of this Agreement which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Featherman, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give FNB written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

        (d)        Featherman acknowledges that monetary damages will not be an adequate remedy for FNB in the event of a breach of this Section 8, and that it would be impossible for FNB to measure damages in the event of such a breach. Therefore, Featherman agrees that, in addition to other rights that FNB may have, FNB is entitled to an injunction preventing Featherman from any breach of this Section 8.

9.	Binding Effect

This Agreement shall inure to the benefit of and be binding upon FNB, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire all or substantially all of the assets or business of FNB or into which FNB may be liquidated, consolidated, merged or otherwise combines, regardless of the identity or form of the surviving entity, and shall inure to the benefit of and be binding upon Featherman, his heirs, and personal representatives.

10.	Notice

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, correctly addressed to Featherman’s residence, in the case of Featherman, or to its principal office, in the case of FNB. Copies of all such notices shall simultaneously be personally delivered or sent by United States first class or certified mail, or by a nationally-recognized overnight delivery service, to Patricia A. Gritzan, Esquire, Saul Ewing LLP, 1500 Market Street, Centre Square West, 38th Floor, Philadelphia, PA 19102.

11.	Waiver of Breach

Waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

12.	Vested Benefits

This Agreement shall not limit or in any way affect any benefits which Featherman may be entitled to receive under FNB’s pension plan or any other benefits in which Featherman has a vested interest as of the date of this Agreement.

13.	Savings Clause

Should any provision contained herein be determined by decree of court or other judicial body to be illegal or unenforceable, such provision shall be considered null and void and the remainder of this Agreement shall remain in full force and effect and shall be construed without reference to any such provision. Nevertheless, it is the intention of the parties hereto that any such invalid or unenforceable provision shall, if possible, be construed and enforced in such a manner as to make the same valid and enforceable under applicable law and consistent with the reasonable intention of the parties as expressed in such provision.

14.	Governing Law

Questions pertaining to the validity, construction and administration of this Agreement shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

15.	Entire Agreement; Modification

This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and there are no other agreements, conditions, representations or understandings, oral or written, expressed or implied, with regard to the subject of this Agreement. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

THE FIRST NATIONAL BANK OFCHESTER COUNTY
By: /s/ David L. Peirce David L. Peirce

FIRST CHESTER COUNTY CORPORATION
By: /s/ David L. Peirce David L Peirce

FIRST CHESTER COUNTY CORPORATION
By: /s/ John A. Featherman III John A. Featherman III

I.	Exhibit “A”
II.	John Featherman CEO

2008 Compensation and Benefits

Annual Salary	$364,109
Group Medical Insurance	Personal Choice (Husband and Wife) Group/Account # 5574019
Group Dental Insurance	Delta Dental (Family Tier) Group # 4397
Group Vision Insurance	Vision Benefits of America (Employee + One) Group # 2264
Retirement Savings Plan(s):

Qualified Plan: 401(k) Plan administered by Lincoln Financial Group

Bank match: 75 cents on every dollar up to 5% of base earnings Annual discretionary profit sharing contribution made into 401(k) account: 3% of the first $30,000 of base salary, 6% of earnings above $30,000.*

Please refer to IRS indexed dollar limits for 2008 for qualified and non-qualified plans.

Non Qualified Plan: First National Bank of Chester County Supplemental Benefit Retirement Plan

Bank contributes 3% of annual salary into an

interest bearing account.

Please refer to IRS indexed dollar limits for 2008 for qualified and non-qualified plans.

Group Life/AD&D Insurance

All group life/disability policies are administered by Principal Financial Group - Policy # N91540-00001. Please refer to the group policy which outlines exclusions and limitations.

Coverage 3x annual salary up to a maximum of $345,000*/Actual benefit - $172,500 (age reduction of benefit at age 70 per policy limitations)

Supplemental Life Insurance	As approved by the Board of Directors and the P&C Committee
Group Short Term Disability Insurance	Weekly maximum - $2,500 (duration is 24 weeks)
Group Long Term Disability Insurance	Coverage 60% of pre-disability earnings - $25,000 monthly
Executive Incentive Plan	As approved by the Board of Directors and the P&C Committee
Automobile Lease	In lieu of Auto Allowance
Paid Time Off	Six weeks PTO

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